Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: John Mills

For Immediate Release:

Cherokee Inc. Reports 3rd Quarter Financial Results

•                  Third Quarter Revenues were slightly above last year

•                  Cash dividend of $0.50 per share to be paid on December 16, 2009

VAN NUYS, CA (December 8, 2009) — Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported financial results for its third quarter ended October 31, 2009 (the “Third Quarter”).  Net revenues for the Third Quarter totaled $8.04 million, $5,000 greater than revenues in the comparable period last year.  Operating income for the Third Quarter was $4.71 million, or $40,000 greater than the $4.67 million of operating income in the comparable period last year.  Pre-tax profits for the Third Quarter totaled $4.72 million, as compared to $4.71 million in the comparable period last year.  Net earnings for the Third Quarter totaled $2.77 million, or $0.31 per diluted share, as compared to $3.25 million, or $0.37 per diluted share, in the comparable period last year, due to a lower tax provision in the comparable period last year resulting from certain favorable tax-related adjustments.  The Company ended the quarter with cash and equivalents of $9.26 million, net receivables of $7.45 million and no debt.

Selling, general and administrative expenses for the Third Quarter were $3.33 million, which was slightly lower than the $3.37 million in the comparable period last year.  Interest and other income for the Third Quarter totaled $6,000 versus the $46,000 reported last year, due to a combination of lower cash balances and lower (prevailing) interest rates.  The income tax expense for the Third Quarter was $1.95 million, as compared to $1.46 million in the third quarter of last year.  As a consequence, the effective tax rate for the Third Quarter was 41.3%, as compared to 31.0% in the third quarter of last year, as last year’s tax rate was lower due to certain favorable tax-related adjustments.

Russell J. Riopelle, Chief Financial Officer, stated, “Our $0.31 of earnings per diluted share in the Third Quarter was lower this year due to a higher tax provision, as our pre-tax income was actually slightly higher in the Third Quarter.  As previously announced, we will pay a $0.50 per share dividend on December 16th as we continue to return profits and excess cash to our stockholders.”

Howard Siegel, President, added, “Our total domestic royalty revenues declined by 1.4% in the Third Quarter, and our domestic retail sales decline was greater than that, as compared to the third quarter of last year.  Our international royalties increased by 1.5%, primarily due to the growth in Canada and in our South American territories, although we did experience some unfavorable exchange rate comparisons with several of our larger international licensees in the Third Quarter, relative to the comparable period last year, and consequently the retail sales in dollars were lower for these licensees.  During the Third Quarter we signed up two new licensees for our Sideout brand, and in November we announced our new licensing agreement for the Cherokee brand in China.  We look forward to additional revenue streams from our new licensees over time, while we continue to pursue new licensing opportunities with premier clients around the world.”

About Cherokee Inc.

Cherokee Inc. based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European countries), Zellers (Canada), Pick ‘n Pay (South Africa), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain) and RT Mart (Peoples Republic of China).  Premier clients for Cherokee’s other brands include the TJX Companies (U.S., Canada and Europe) for the Carole Little brands, and Shanghai Bolderway (China) for the Sideout Brand.  Cherokee also placed the Norma Kamali brand with Wal-Mart.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding dividend payments, revenues from new licensees and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2009, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three months ended		Nine months ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008

Royalty revenues	$8,041,000	$8,036,000	$25,014,000	$30,100,000

Total selling, general and administrative expenses	3,330,000	3,370,000	9,791,000	10,999,000

Operating income	4,711,000	4,666,000	15,223,000	19,101,000

Other income (expenses) :
Interest expense	—	—	—	—
Investment and interest income	6,000	46,000	19,000	144,000

Total other income (expenses), net	6,000	46,000	19,000	144,000

Income before income taxes	4,717,000	4,712,000	15,242,000	19,245,000

Income tax provision	1,946,000	1,461,000	5,781,000	7,282,000

Net income	$2,771,000	$3,251,000	$9,461,000	$11,963,000

Basic earnings per share	$0.31	$0.37	$1.07	$1.34

Diluted earnings per share	$0.31	$0.37	$1.07	$1.34

Weighted average shares outstanding
Basic	8,814,187	8,880,561	8,814,187	8,905,743

Diluted	8,814,393	8,880,643	8,814,187	8,916,440

Effective Tax Rate	41.3%	31.0%	37.9%	37.8%

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

	October 31,	January 31,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$9,262,000	$13,652,000
Receivables	7,455,000	5,475,000
Prepaid expenses and other current assets	121,000	75,000
Income taxes receivable	1,657,000	1,609,000
Deferred tax asset	769,000	795,000
Total current assets	19,264,000	21,606,000

Deferred tax asset	651,000	894,000
Property and equipment, net of accumulated depreciation of $781,000 and $725,000, respectively	185,000	210,000
Trademarks, net	8,115,000	9,013,000
Other assets	14,000	14,000
Total assets	$28,229,000	$31,737,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$897,000	$954,000
Accrued compensation payable	2,260,000	2,902,000
Income taxes payable	1,226,000	734,000
Accrued dividends payable	4,407,000	4,407,000

Total current liabilities	8,790,000	8,997,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,814,187 and 8,814,187 shares issued and outstanding at October 31, 2009 and January 31, 2009, respectively	176,000	176,000
Additional paid-in capital	15,334,000	14,875,000
Retained earnings	3,929,000	7,689,000
Stockholders’ equity	19,439,000	22,740,000
Total liabilities and stockholders’ equity	$28,229,000	$31,737,000